Exhibit 16

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints each of Jane E. Trust, Christopher Berarducci, Thomas Mandia and Marc A. De Oliveira with full power to act without the other, as his or her agent and attorney-in-fact for the purpose of executing in his or her name, in his or her capacity as a Director and/or officer of Western Asset Managed Municipals Fund Inc. (“MMU”), the registration statement and a proxy statement/prospectus on Form N-14 (including amendments thereto) to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, as applicable, in connection with the merger of Western Asset Intermediate Muni Fund Inc. into MMU, as approved by the respective Boards.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

This power of attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, I have executed this instrument as of the 29th day of July, 2026.

Title
/s/ Jane E. Trust Jane E. Trust	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Christopher Berarducci Christopher Berarducci	Principal Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Robert D. Agdern Robert D. Agdern	Director

/s/ Carol L. Colman Carol L. Colman	Director

/s/ Anthony Grillo Anthony Grillo	Director

/s/ Eileen A. Kamerick Eileen A. Kamerick	Chairman

/s/ Nisha Kumar Nisha Kumar	Director

/s/ Peter Mason Peter Mason	Director

/s/ Hillary A. Sale Hillary A. Sale	Director